Oramed Pharmaceuticals Forms Joint Venture -
  Launches Entera Bio Ltd.

Jerusalem, Israel — June 2, 2010 — Oramed Pharmaceuticals Inc. (OTCBB: ORMP), a developer of oral drug delivery systems, announced today that its subsidiary Oramed Ltd. entered into a joint venture agreement with Laser Detect Systems Ltd. ("Laser Detect"), an Israeli company listed on the Tel Aviv Stock Exchange, for the establishment of a new company to be called Entera Bio Ltd. ("Entera").  Under the terms of the agreement, Oramed will out-license technology to Entera for the development of oral delivery drugs for certain indications.  The out-licensed technology differs from Oramed’s main delivery technology that is used for oral insulin and is subject to a different patent application. Entera's initial development effort will be an oral formulation for the treatment of osteoporosis.

Dr. Phillip Schwartz will serve as Entera's Chief Executive Officer. Dr. Schwartz has over 10 years of experience in the pharmaceutical and biotech industries and served as a lecturer at Harvard Medical School. Prior to joining Entera, Dr. Schwartz served as the Scientific and Medical Development Manager for Endo Pharmaceuticals (NasdaqGS: ENDP).

Nadav Kidron, Chief Executive Officer of Oramed Pharmaceuticals, commented, “This joint venture affords an opportunity to explore a technology with different characteristics from Oramed’s main technology, which has the potential to make a significant contribution in the oral drug delivery arena. We look forward to a successful relationship with Laser Detect and Entera.”

According to the agreement, Laser Detect will invest $600,000 in Entera, and Entera will be owned in equal parts by Oramed and Laser Detect. Entera's Chief Executive Officer will be granted options to purchase ordinary shares of Entera, reflecting 9.9% of the Entera's share capital, immediately following the dilution by these options. Entera's board of directors will be comprised of four members – one director designated by each of Oramed and Laser Detect, Dr. Schwartz and Mr. Kenneth Abramowitz, co-founder and Managing General Partner of NGN Capital.

Mr. Zeev Bronfeld, who is one of Laser Detect's controlling shareholders, is also an affiliated shareholder of Oramed Pharmaceuticals Inc.  Accordingly, the closing of the transaction is subject to the approval of Laser Detect's shareholders.

For more information about Oramed’s clinical development programs, please visit www.oramed.com.

Oramed Pharmaceuticals, Inc.   |    Kefar Hi-Tech 2/5 Po Box 39098, Jerusalem, Israel 91390.   |
www.oramed.com  Phone: 011-972-2-566-0001   |    Fax: 011 972-2-566-0004  |    Email: office@oramed.com

Safe Harbor Statement

Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risk that the transaction will not be approved by the shareholders of Laser Detect, the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; Entera’s ability to obtain additional funding required to conduct its research, development and commercialization activities; and Oramed's ability to maintain a significant equity stake in Entera. Please refer to the company’s filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.

Company and Investor Relation Contacts:
Oramed Pharmaceuticals
Tara Horn
Office: 646-240-4193
Cell: + 972-54-334-4318
Email: tara@oramed.com

Oramed Pharmaceuticals, Inc.   |    Kefar Hi-Tech 2/5 Po Box 39098, Jerusalem, Israel 91390.   |
www.oramed.com  Phone: 011-972-2-566-0001   |    Fax: 011 972-2-566-0004  |    Email: office@oramed.com